Exhibit 99.1

Blueknight Announces First Quarter 2022 Results

Highlights

•	First quarter 2022 income from continuing operations of $6.6 million, up 9% year-over-year
•	First quarter 2022 Adjusted EBITDA from continuing operations of $11.5 million and Distributable Cash Flow from continuing operations of $9.3 million, each up 2% year-over-year
•	First quarter 2022 total leverage ratio of 2.17 times and distribution coverage ratio of 1.60 times on common unit distributions and 1.14 times on all distributions
•	In April 2022, entered into definitive agreement with an affiliate of Ergon, Inc. whereby such affiliate would acquire all outstanding common and preferred units of the Partnership not already owned by Ergon and its affiliates

TULSA, May 4, 2022 – Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today reported its financial results for the first quarter ended March 31, 2022. Income from continuing operations was $6.6 million in the first quarter of 2022, compared to $6.1 million for the same period in 2021. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) from continuing operations was $11.5 million in the first quarter of 2022 compared to $11.4 million for the same period in 2021. The year-over-year increase was due to higher asphalt terminalling services operating margin, excluding depreciation and amortization, and continued improvements in general and administrative expense after excluding non-recurring legal and professional fees.

“I am very pleased with another solid quarter across our business as we remained steadfast in our commitment to excellence as we continued to execute our strategy and drive value,” commented Andrew Woodward, Chief Executive Officer. “As we prepare for a potential merger with Ergon, I want to both recognize and highlight the collective efforts of our employees and their relentless pursuit of the best version of Blueknight. I’m incredibly proud and grateful for this team.”

QUARTERLY PERFORMANCE

Asphalt terminalling services total operating margin, excluding depreciation and amortization, in the first quarter of 2022 was $14.3 million, in-line with the same period in 2021. Total revenue increased to $28.5 million, with over 99% categorized as fixed-fee, take-or-pay revenue after excluding variable cost recovery revenue.

Total operating expenses, excluding depreciation and amortization, increased 10% to $14.2 million primarily due to higher utility costs, which are passed-through and have no impact on total operating margin.

General and administrative expense in the first quarter of 2022 of $3.4 million improved 7% compared to the same period in 2021, after excluding non-cash equity-based compensation and non-recurring professional and legal fees.

CASH FLOW AND BALANCE SHEET

Distributable Cash Flow from continuing operations was $9.3 million in the first quarter of 2022 compared to $9.0 million for the same period in 2021. The 2% increase was attributable to improved business performance and lower cash interest expense, which offset the timing of higher maintenance capital. The coverage ratio on all distributions was 1.14 times for the first quarter of 2022 versus 1.13 times for the same period in 2021. The coverage ratio on common unit distributions was 1.60 times for the first quarter of 2022 versus 1.59 times for the same period in 2021. As previously announced in January 2022, the Partnership increased the quarterly cash distribution rate to $0.0425 per common unit, or $0.17 per common unit on an annualized basis.

Capital expenditures in the first quarter of 2022 included $8.0 million of expansion capital related to the growth projects previously announced in December 2021 and $1.6 million of net maintenance capital.

As of March 31, 2022, total debt was $115.0 million, and the total leverage ratio was 2.17 times, compared to 2.12 times as of March 31, 2021. Total availability under the credit facility was $184.4 million at quarter end, subject to covenant restrictions.

As of April 29, 2022, total debt was $110.0 million and total cash was $0.4 million.

ERGON MERGER AGREEMENT

On April 21, 2022, Blueknight entered into a definitive agreement with an affiliate of Ergon, Inc. (“Ergon”), pursuant to which Ergon would acquire all of the outstanding common and preferred units of the Partnership not already owned by Ergon and its affiliates.

The transaction is expected to close in mid-2022, subject to customary approvals. Ergon has committed to vote its units to approve the transaction.

QUARTERLY REPORT ON FORM 10-Q

Additional information regarding the Partnership’s results of operations will be provided in the Blueknight’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, to be filed with the Securities and Exchange Commission on May 5, 2022.

RESULTS OF OPERATIONS

The following table summarizes the Partnership’s financial results for the three months ended March 31, 2022 and 2021 (in thousands, except per unit data):

	Three Months Ended March 31,
	2021	2022

Fixed fee revenue	$24,371	$25,157
Variable cost recovery revenue	2,584	3,194
Variable throughput and other revenue	120	109
Total revenue	27,075	28,460
Operating expenses, excluding depreciation and amortization	(12,847)	(14,179)
Total operating margin, excluding depreciation and amortization	14,228	14,281

Depreciation and amortization	3,033	3,397
General and administrative expense	3,982	3,371
Loss on disposal of assets	-	24
Operating income	7,213	7,489

Other income (expenses):
Other income	233	127
Interest expense	(1,333)	(964)
Provision for income taxes	(10)	(10)
Income from continuing operations	6,103	6,642
Income from discontinued operations(1)	75,550	-
Net income	$81,653	$6,642

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$1,292	$105
Preferred interest in net income	$6,341	$6,150
Net income available to limited partners	$74,020	$387

Basic and diluted net income from discontinued operations per common unit	$1.75	$-
Basic and diluted net income (loss) from continuing operations per common unit	(0.01)	0.01
Basic and diluted net income per common unit	$1.74	$0.01

Weighted average common units outstanding - basic and diluted	41,430	41,817

(1)	On December 21, 2020, Blueknight announced it had entered into multiple definitive agreements to sell its (i) crude oil terminalling, (ii) crude oil pipeline, and (iii) crude oil trucking segments. The sales of these segments closed in the first quarter of 2021. As such, these segments are presented as discontinued operations in the Partnership’s financial statements.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations, and total operating margin, excluding depreciation and amortization. Adjusted EBITDA from continuing operations is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset disposals, and other select items which management feels decreases the comparability of results among periods. Distributable Cash Flow from continuing operations is defined as Adjusted EBITDA from continuing operations minus cash paid for interest, cash paid for taxes, and maintenance capital expenditures. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of operating margin, excluding depreciation and amortization to its most directly comparable GAAP measure is included in the results of operations table above. Where references are pro forma, forward-looking, preliminary, or prospective in nature, and not based on historical fact, this press release does not provide a reconciliation. The Partnership could not provide such a reconciliation without unreasonable efforts because such Adjusted EBITDA numbers are estimations, approximations, and/or ranges. In addition, it would be difficult for the Partnership to present a detailed reconciliation due to many unknown variables possibly affecting the reconciliation. For the same reasons, the Partnership is unable to address the probable significance of the unavailable information, which could be material to future results.

The following table presents a reconciliation of Adjusted EBITDA from continuing operations and Distributable Cash Flow from continuing operations to income from continuing operations for the periods shown (in thousands, except ratios):

	Three Months Ended March 31,
	2021	2022
Income from continuing operations	$6,103	$6,642
Interest expense	1,333	964
Income taxes	10	10
Depreciation and non-cash amortization	3,033	3,394
Non-cash equity-based compensation	129	243
Loss on disposal of assets	-	24
Other	763	267
Adjusted EBITDA from continuing operations	$11,371	$11,544
Cash paid for interest	(948)	(713)
Cash paid for income taxes	-	-
Maintenance capital expenditures, net of reimbursable expenditures	(1,389)	(1,572)
Distributable cash flow from continuing operations	$9,034	$9,259
Less: Distributions declared on preferred units	(6,255)	(6,249)
Distributable cash flow available for common unit distributions	$2,779	$3,010

Distributions declared on common units	$1,748	$1,880
Distributions declared on preferred units	6,255	6,249
Total Distributions declared	$8,003	$8,129

Coverage ratio - common unit distributions	1.59	1.60
Coverage ratio - all distributions	1.13	1.14

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 9.0 million barrels of liquid asphalt storage capacity across 54 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Investor Relations Contact:

Matthew Lewis, Chief Financial Officer

(918) 237-4032

investor@bkep.com